Mafco Holdings Inc.
                            35 East 62nd Street
                          New York, New York 10021


                                                            December 21, 2001


M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10021

Gentlemen:

         Pursuant to the letter agreement, dated April 19, 2001 (the "Mafco Letter Agreement"), between Mafco and M & F Worldwide, Mafco or a wholly owned subsidiary of Mafco will provide to M & F Worldwide the Mafco Disbursement in exchange for 666,667 newly-issued shares of Series B Non-Cumulative Perpetual Participating Preferred Stock, par value $.01 per share (the "Series B Preferred Stock").

         M & F Worldwide represents and warrants that such Series B Preferred Stock has been duly authorized by all necessary corporate action on the part of the M & F Worldwide and, upon receipt by M & F Worldwide of the Mafco Disbursement, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances whatsoever, except for any Encumbrances arising under the Securities Act of 1933 or state securities laws. As used in this letter agreement, the term "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever. The issuance of such shares is not subject to preemptive or subscription rights of any stockholder of M & F Worldwide.

         Upon delivery of the Mafco Disbursement and such Series B Preferred Stock, Mafco and M & F Worldwide shall execute and deliver a cross receipt in the form attached hereto as Exhibit A.

         Capitalized terms used but not defined herein shall have the meanings given to them in the Mafco Letter Agreement.

         If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this letter.


                                          Very truly yours,

                                          MAFCO HOLDINGS INC.


                                          By: /s/ Todd J. Slotkin
                                              ------------------------------
                                          Name:   Todd J. Slotkin
                                          Title:  Executive Vice President and
                                                  Chief Financial Officer


ACKNOWLEDGED AND ACCEPTED BY:

M & F WORLDWIDE CORP.


By: /s/ Howard Gittis
    --------------------------------
Name:   Howard Gittis
Title:  Chairman of the Board of
          Directors, President and Chief
          Executive Officer



                                                                  EXHIBIT A

                               CROSS RECEIPT


M & F Worldwide hereby acknowledges delivery of the Mafco Disbursement in satisfaction of Mafco's obligations under the Mafco Letter Agreement.


M & F WORLDWIDE CORP.


By: /s/ Howard Gittis
    ----------------------------
Name:  Howard Gittis
Title: Chairman of the Board of
       Directors, President and Chief
       Executive Officer



         Mafco hereby acknowledges delivery of 666,667 shares of Series B Non-Cumulative Perpetual Participating Preferred Stock in satisfaction of M & F Worldwide's obligations under the Mafco Letter Agreement.


MAFCO HOLDINGS INC.


By: /s/ Todd J. Slotkin
    --------------------------
    Name:   Todd J. Slotkin
    Title:  Executive Vice President and
            Chief Financial Officer